Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Exhibit 4.4

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on November 30, 2020 (the “Effective Date”) by and among:
(1)    Overland ADCT BioPharma (CY) Limited, a company incorporated under the Laws of the Cayman Islands (the “Company”);
(2)    Overland Pharmaceuticals (CY) Inc., a company incorporated under the Laws of the Cayman Islands, (“Overland”); and
(3)    ADC Therapeutics SA, a company established under the Laws of Switzerland (“ADCT”, together with Overland, the “Investors”, and each an “Investor”).
Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
A.    The Company intends to issue and sell to the Investors, and the Investors intend to subscribe for and purchase from the Company, a certain number of Series A preferred shares, par value US$0.0001 per share, of the Company (the “Series A Shares”), pursuant to the terms and subject to the conditions of this Agreement.
B.    The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    DEFINITIONS
Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A.
2.    TRANSACTIONS
2.1    Authorization. On or prior to the Closing, the Company shall have authorized the issuance of the Series A Shares, having the rights, preferences, privileges and restrictions set forth in the Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Part II of Exhibit E (the “Memorandum and Articles”).

2.2    Sale and Purchase of Series A Shares.
(i)    Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each of the Investors, and each of the Investors agrees to, severally and not jointly, subscribe for and purchase from the Company, at the Closing, such number of Series A Shares (collectively, the “Purchased Shares”) set forth opposite such Investor’s name in the column titled “Number of Series A Shares” in the table set forth in Exhibit B at a purchase price of US$1.0774 per share, amounting to the aggregate purchase price amount set forth opposite such Investor’s name in the column titled “Cash Consideration” (in the case of Overland) or “Contribution Consideration” (in the case of ADCT) in the table set forth in Exhibit B, which shall be payable by, (a) in the case of Overland, payment of US$50,000,000 in cash (the “Closing Cash”) at the Closing and an additional amount up to US$[**] in cash pursuant to Section 3.2(iv) (together with the Closing Cash, the “Overland Consideration”), and (b) in the case of ADCT, entering into the license and collaboration agreement in the form attached hereto as Part I of Exhibit E (the “License Agreement”), in the equivalent of US$48,039,216, with the Company upon the Closing.
(ii)    Upon completion of the Closing, Overland and ADCT, respectively, shall hold not less than [**]% and [**]% of the total issued and outstanding share capital of the Company on a fully-diluted, as-converted basis (including all share capital issuable under any options, warrants or other securities exercisable or convertible into any share capital of the Company and all shares granted or reserved under the ESOP).
3.    CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the subscription and issuance of the Purchased Shares pursuant to Section 2.2 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as possible and in any event within ten (10) Business Days after the fulfillment or, to the extent permissible, waiver of the conditions to the Closing as set forth in Article 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or such other time as the Company and the Investors shall mutually agree (the “Closing Date”). A capitalization table setting forth the Company’s complete capital structure immediately after the Closing is set forth in Part II of Exhibit C.
3.2    Procedure.
(i)    Closing Deliverables by the Company. At the Closing, the Company shall deliver (or cause to be delivered) to each Investor (a) a true copy of the Company’s updated register of members certified by the registered office provider of the Company, reflecting the issuance of the Purchased Shares to the Investors at the Closing, (b) a true copy of the Company’s updated register of directors

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

certified by the registered office provider of the Company, evidencing the appointment of two (2) representatives of Overland and two (2) representatives of ADCT, (c) the original share certificate representing the Purchased Shares purchased by such Investor at the Closing, (d) a certificate of good standing of the Company issued by the Registrar of Companies of the Cayman Islands dated within twenty (20) days prior to the Closing, (e) a certificate of continuing registration of the HK Company issued by the Registrar of Companies of Hong Kong dated within twenty (20) days prior to the Closing, and (f) to the extent not previously delivered, such documents, instruments and items required to be delivered in connection with the satisfaction of the applicable closing conditions under this Agreement.
(ii)    Delivery of the Closing Documents. At the Closing,
(a)    License Agreement. (i) The Company and ADCT shall execute and deliver the License Agreement and (ii) the Company shall assign the License Agreement to the HK Company.
(b)    Shareholders Agreement. The Parties and the HK Company shall execute and deliver the shareholders agreement in the form attached hereto as Part III of Exhibit E (the “Shareholders Agreement”).
(c)    Indemnification Agreement. The Company shall duly execute and deliver an indemnification agreement with each member of the Board as of the Closing, respectively, and the Investor that appoints such member in the form attached hereto as Part IV of Exhibit E (the “Indemnification Agreement”).
(iii)    Closing Payment. At the Closing, Overland shall pay the Closing Cash to the Company by wire transfer of immediately available funds in U.S. dollars to a bank account designated by the Company.
(iv)    Deferred Payment. Within ten (10) days after receipt of a written notice from the Company that any Milestone Payment is payable to ADCT pursuant to Section 6.4, Overland shall pay such portion of the Overland Consideration that it has not paid in cash at the Closing and is equal to the amount of such Milestone Payment (the “Deferred Payment”); it being agreed that if the Company has failed to deliver such written notice, ADCT shall be entitled to deliver such written notice on behalf of the Company to Overland to require the making of the Deferred Payment. Such payment shall be made by Overland to the Company by wire transfer of immediately available funds in U.S. dollars to a bank account designated by the Company (or if no account is so designated under this Section 3.2(iv), the same bank account of the Company receiving funds at the Closing).
4.    REPRESENTATIONS AND WARRANTIES

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

4.1    Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that each of the statements contained in Part I of Exhibit D attached hereto (the “Company Representations and Warranties”) is true, correct and complete as of the Effective Date (other than those in respect of the HK Company) and the Closing Date.
4.2    Representations and Warranties of Each Investor. Each Investor hereby severally and not jointly represents and warrants to the Company and the other Investor that each of the statements with respect to such Investor itself contained in Part II of Exhibit D (the “Investor Representations and Warranties”) is true, correct and complete as of the Effective Date and the Closing Date.
5.    CONDITIONS
5.1    Conditions to ADCT’s Obligations at the Closing. The obligation of ADCT hereunder to consummate the Closing shall be subject to the fulfillment of, or waiver by ADCT of, each of the following conditions at or prior to the Closing:
(i)    Representations and Warranties. The Company Representations and Warranties and the Investor Representations and Warranties made by Overland shall be true, correct and complete when made, and as of the Closing Date with the same force and effect as if they were made on and as of such date.
(ii)    Performance of Obligations. Each of the Company, the HK Company and Overland shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.
(iii)    Authorization and Proceedings. The execution, delivery and performance of the Transaction Documents to which the Company, the HK Company or Overland is a party shall have been duly authorized by all necessary action on the part of the Company, the HK Company or Overland (as applicable). All corporate and other proceedings by each of the Company, the HK Company and Overland in connection with the transactions contemplated under this Agreement and the other Transaction Documents shall have been completed and all documents and instruments incidental to such transactions shall have been executed, delivered, or filed, as applicable.
(iv)    Approvals. Any and all Consents, including but not limited to all permits, authorizations, approvals, waivers, consents or permits of any Governmental Authority or any other person that are necessary for consummation of the transactions contemplated by the Transaction Documents, shall have been duly obtained prior to, and be in full force and effect as of, the Closing.
(v)    No Prohibition. There shall not be in effect any applicable Law, Governmental Order or other oral or written determination or indication from any

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Governmental Authority, or other legal restraint or prohibition, prohibiting, suspending, delaying, objecting, restraining, enjoining, preventing or making illegal the consummation of the transactions contemplated under the Transaction Documents, and there shall not be any pending or threatened action by any Governmental Authority or third party seeking to prohibit, suspend, delay, object to, restrain, enjoin, prevent or make illegal the consummation of such transactions.
(vi)    Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by the Company by all necessary action of the Board and the shareholders of the Company and duly filed with the Registrar of Companies in the Cayman Islands, and the Memorandum and Articles shall have become effective with no amendment as of the Closing.
(vii)    Board. As of the Closing, the Board shall consist of (a) two (2) directors appointed by Overland, and (b) two (2) directors appointed by ADCT.
(viii)    Establishment of HK Company. The Company shall have established the HK Company prior to the Closing.
(ix)    Business Plan and Budget. Overland shall have provided to ADCT the business plan and budget of the Company (the “Business Plan”) for the twelve-month period following the Closing to the satisfaction of ADCT.
(x)    Concurrent Closing. Overland shall consummate the Closing in accordance with this Agreement concurrently with the consummation of the Closing by ADCT in accordance with this Agreement.
(xi)    Closing Certificate. At the Closing, the Company shall deliver to each Investor a certificate dated as of the Closing, signed by one (1) director of the Company certifying (a) that the conditions specified in Section 5.1 have been fulfilled as of the Closing, (b) that the attached copies of the resolutions of the Board and the shareholder of the Company approving the transactions contemplated hereby are all true and complete copies and such resolutions remain unamended and in full force and effect, (c) that the attached copies of the resolutions of the shareholder of the Company adopting the Memorandum and Articles and electing the members of the Board pursuant to the Shareholders Agreement are true and complete copies and such resolutions remain unamended and in full force and effect, and (d) that the attached copies of the resolutions of the board and the shareholder of the HK Company approving the transactions contemplated hereby are all true and complete copies and such resolutions remain unamended and in full force and effect.
5.2    Conditions to Company’s Obligations at the Closing. The obligation of the Company to consummate the Closing with respect to each Investor shall be subject to the

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

fulfillment, or waiver (a) by the Company in respect of ADCT, and (b) by ADCT in respect of Overland, of each of the following conditions at or prior to the Closing:
(i)    Representations and Warranties. The Investor Representations and Warranties of such Investor shall be true, correct and complete when made, and as of the Closing Date, with the same force and effect as if they were made on and as of such date.
(ii)    Performance of Obligations. Such Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.
(iii)    Approvals. Any and all Consents, including but not limited to all permits, authorizations, approvals, waivers, consents or permits of any Governmental Authority or any other person that are necessary for consummation of the transactions contemplated by the Transaction Documents, shall have been duly obtained prior to and be in full force and effect as of the Closing.
6.    COVENANTS
6.1    Use of Proceeds. The Company covenants to the Investors that, unless otherwise agreed by the Investors in writing or under the Transaction Documents, the entire proceeds received from the sale and issuance of the Purchased Shares hereunder shall be used only for the Principal Business and general working capital needs of the Company and its Subsidiaries (including without limitation, for the performance by the Company of its obligations under the License Agreement) in accordance with the Business Plan and in accordance with any control procedures approved by the Investors from time to time.
6.2    Satisfaction of Conditions. The Company and Overland shall use their respective reasonable best efforts to satisfy (or cause the satisfaction of) the closing conditions as set forth in Section 5.1 as soon as practicable.
6.3    Establishment of HK Company. As soon as practicable after the Effective Date and in any event prior to the Closing, the Company shall establish a wholly owned Subsidiary in Hong Kong (the “HK Company”).
6.4    Development Milestone Payments. From and after the Closing, ADCT shall promptly notify the Company and provide the Company with a copy of a report upon completion of any Clinical Proof of Concept Study of ADCT-602, ADCT-601, and ADCT-901. If the report demonstrates that such study has met its primary endpoint with acceptable efficacy and safety profile, the Company shall pay to ADCT a non-refundable and non-creditable milestone payment as follows:
(i)    Within [**] days following receipt of the final report from the first Clinical Proof of Concept Study of ADCT-602 demonstrating that ADCT-602 has

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

met its primary endpoint with acceptable efficacy and safety profile, the Company will pay to ADCT US$[**].
(ii)    Within [**] days following receipt of the final report from the first Clinical Proof of Concept Study of ADCT-601 demonstrating that ADCT-601 has met its primary endpoint with acceptable efficacy and safety profile, the Company will pay to ADCT US$[**].
(iii)    Within [**] days following receipt of the final report from the first Clinical Proof of Concept Study of ADCT-901 demonstrating that ADCT-901 has met its primary endpoint with acceptable efficacy and safety profile, the Company will pay to ADCT US$[**] (each such milestone payment in subsections (i) through (iii), a “Milestone Payment”).
As soon as practicable and in any event within five (5) days following receipt of the final report as described in any of subsections (i) through (iii), the Company shall notify Overland in writing that the applicable Milestone Payment is payable to ADCT. Each Milestone Payment set forth above shall be due and payable only once for each Product (as defined in the License Agreement) set forth above, regardless of how many times such milestone event is achieved.
6.5    Confidentiality.
(i)    Confidentiality Obligation. Each Party shall, and shall cause its Affiliates to, keep confidential (a) the existence and content of this Agreement, the other Transaction Documents and any related documentation, and (b) other information of a non-public nature received from any other Party or its Representatives, or prepared by such Party or its Representatives, exclusively in connection herewith or therewith (collectively, the “Confidential Information”) unless in the case of (a) above, the Investors shall mutually agree otherwise in writing, and in the case of (b) above, the Party or Parties to which such nonpublic information relates shall consent in writing; provided that any Party may disclose Confidential Information or permit the disclosure of Confidential Information (A) to the extent legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction); provided that such Party shall, where practicable and to the extent permitted by applicable Laws, provide the other Parties with prompt written notice of that fact, consult with the other Parties regarding such disclosure, and at the request of any other Party, seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in any event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information, (B) to its Representatives, (C) in the case of an Investor, to its auditors, counsel, directors, officers, employees, fund manager, shareholders and partners, and (D) to its current or bona fide prospective investors, investment bankers and any Person

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

otherwise providing substantial debt or equity financing to such Party, in each case of (B) through (D) above, strictly on a need-to-know basis and only where such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and such Person is subject to appropriate nondisclosure obligations substantially similar to those set forth in this Section 6.5. Notwithstanding the foregoing, ADCT shall be permitted to disclose such information as required by the rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission (as determined by ADCT) without being subject to the obligations in the proviso in sub-paragraph (A) above.
For the avoidance of doubt, “Confidential Information” does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 6.5, (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party, or (iv) was independently developed by the Representatives of the receiving Party who had no access to any Confidential Information.
(ii)    Public Announcement. No announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of each Investor, except as may otherwise be required by applicable Laws or Governmental Order (including the rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission). Following the execution of this Agreement, the Investors will issue a press release, the form and timing of which shall be agreed between the Investors.
6.6    Survival of Representations and Warranties and Covenants. The representations and warranties and all covenants made by each Party contained in this Agreement shall survive the Closing until [**].
7.    INDEMNIFICATION
7.1    Indemnification.
(i)    The Company (the “Indemnifying Party”) shall indemnify, defend and hold harmless each Investor, its Affiliates and their respective members, shareholders, partners, directors, officers, employees, representatives and agents and any successors and assignees (each, an “Indemnified Party”) to the fullest extent permitted by Law from and against any and all actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”), losses, damages (excluding incidental, consequential or special

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

damages unless awarded by a court of competent authority), penalties, Liabilities, indebtedness, obligations, taxes, expenses (including reasonable attorney’s fees and cost of defense and investigation), [**] (collectively, “Damages”), resulting from, arising out of or relating to any breach of any representation or warranty, or the nonperformance or breach, partial or total, of any covenant or other agreement, of the Indemnifying Party contained in any of the Transaction Documents.
(ii)    The representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement or any Transaction Document, and the rights and remedies that may be exercised by the Indemnified Parties hereunder based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by any Investor or any Representative of such Investor with respect to, or any knowledge acquired (or capable of being acquired) by such Investor or any Representative of the Investor at any time, whether before or after the execution and delivery of this Agreement or any Transaction Document or the Closing, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and none of the Investors shall be required to show that it relied on any such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Section 7.1.
7.2    Third-Party Claim Process.
(i)    Each Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the commencement of any Claim in respect of which indemnity may be sought from the Indemnifying Party under this Article 7. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder.
(ii)    In case any such Claim shall be brought against any Indemnified Party, and upon its notification to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in the defense of any Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense that is satisfactory to such Indemnified Party in its reasonable judgment, in each case at the Indemnifying Party’s expense; provided that prior to assuming control of such defense, the Indemnifying Party must (a) acknowledge that it would have an indemnity obligation for the Damages resulting from such Claim as provided under this Article 7 and (b) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Claim and fulfill its indemnity obligations hereunder.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

(iii)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.2(ii)(a) within thirty (30) days of receipt of notice of the Claim pursuant to Section 7.2(i), (b) the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (c) the Indemnified Party reasonably believes an adverse determination with respect to the Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (d) the Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, or (e) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Claim.
(iv)    If the Indemnifying Party shall assume the control of the defense of any Claim in accordance with the provisions of this Article 7, the Indemnifying Party shall obtain the prior written consent of each Indemnified Party before entering into any settlement of such Claim, if the settlement does not expressly unconditionally release such Indemnified Party and its Affiliates from all Liabilities with respect to such Claim or the settlement imposes injunctive or other equitable relief against such Indemnified Party or any of its Affiliates.
(v)    In circumstances where the Indemnifying Party is controlling the defense of a Claim in accordance with Sections 7.2(ii) and 7.2(iii) above, the Indemnified Party shall be entitled to participate in the defense of any Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (a) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Claim, (b) if in the reasonable opinion of counsel to the Indemnified Party representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict or potential conflict of interest, or (c) if in the reasonable opinion of counsel to the Indemnified Party one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party.
(vi)    Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(vii)    The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article 7

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.
7.3    Indemnity Gross-up. Any indemnification payment made by the Indemnifying Party to an Investor under this Agreement shall be grossed up to take into account the amount of such payment that would be indirectly borne by the Investor or its Affiliates by reason of its holding or ownership of shares or other equity interest in the Company. The amount of any such payment borne by an Investor shall be a percentage of such payment equal to the percentage of the Investor’s shares or other equity interest relative to the total outstanding share capital of the Company.
7.4    Contribution. If the indemnification provided for in this Article 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the Claims which resulted in such Damages, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any Claim in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Damages referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.
8.    MISCELLANEOUS
8.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
8.2    Binding Arbitration.
(i)    All disputes under this Agreement shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (the “ICC”) pursuant to its arbitration rules and procedures then in effect.
(ii)    The arbitration shall be conducted by a panel of three (3) arbitrators: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two Party-selected arbitrators shall select a third

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

arbitrator (who shall be the chairperson of the arbitration panel) within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC. If, however, the aggregate award sought by the Parties is less than US$5,000,000 and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree). The seat of arbitration shall be New York City, New York and the language of the proceedings shall be English.
(iii)    The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 8.1.
(iv)    By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any party to the dispute to respect the arbitral tribunal’s order to that effect.
(v)    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE RELATING TO ANY DISPUTE ARISING HEREUNDER.
(vi)    Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.
8.3    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to the Company and/or any Group Company:
c/o Walkers Corporate Limited

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Cayman Corporate Centre
27 Hospital Road
George Town, Grand Cayman
KY1-9008, Cayman Islands
Attn: Overland ADCT BioPharma (CY) Limited – The Corporate Administrator
Fax: 1(345) 949-7886
If to Overland:
John Hancock Tower
    25th Floor
200 Clarendon Street
Boston, MA 02116
Attn: Ed Zhang
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive, Suite 900
Boston, MA 02210
Attn: Timothy H. Ehrlich
Email: tehrlich@gunder.com
If to ADCT:
ADC Therapeutics SA
Biopôle, Route de la Corniche 3B
1066 Epalinges, Switzerland
Attn:    General Counsel
Email:    legal@adctherapeutics.com
with a copy to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304, USA
Attn:    Lila Hope, Ph.D.
Email:    lhope@cooley.com
and
Davis Polk & Wardwell Hong Kong Solicitors
18/F The Hong Kong Club Building
3A Chater Road
Hong Kong

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Attn:    Miranda So
Email:    miranda.so@davispolk.com
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.
8.4    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written Consent of the Investors and the Company; provided that each Investor may assign its rights and obligations to its Affiliate (in the case of Overland, only to a wholly-owned Affiliate of Overland) without the Consent of the other Parties under this Agreement.
8.5    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.
8.6    Amendment. This Agreement may only be amended or modified by an instrument in writing signed by the Company and the Investors.
8.7    Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.
8.8    Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.
8.9    Fees and Expenses. Each of the Company and the Investors shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

8.10    Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in their definitions and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (b) all references in this Agreement to designated sections and other subdivisions are to the designated sections and other subdivisions of the body of this Agreement, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision, (d) the titles of the sections and subdivisions of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (e) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, (g) the disjunctive shall be deemed to include the conjunctive, (h) “including” shall be deemed read to include “without limitation”, and (i) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.
8.11    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
8.12    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
{The remainder of this page has been left intentionally blank}

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

Overland ADCT BioPharma (CY) Limited By: /s/ Yang (Tracy) Jiao Name: Yang (Tracy) Jiao Title: Director

Overland ADCT BioPharma (CY) Limited By: /s/ Yang (Tracy) Jiao Name: Yang (Tracy) Jiao Title: Director
SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement as of the date first above written.

Overland Pharmaceuticals (CY) Inc. By: /s/ Ed Zhang Name: Ed Zhang Title: COO & CBO
SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

IN WITNESS WHEREOF, the Party has duly executed this Share Purchase Agreement as of the date first above written.

ADC Therapeutics SA By: /s/ Christopher Martin Name: Christopher Martin Title: Chief Executive Officer

SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

EXHIBIT A
DEFINITIONS

“Action”	means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.
“Affiliate”	means, with respect to any Person, (i) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (ii) in the case of any individual, his spouse, child, brother, sister, parent, the immediate relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary object, or any entity or company Controlled by any of the aforesaid Persons.
“Board”	means the board of directors of the Company.
“Business Day”	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in Beijing, China, Cayman Islands, New York, U.S., or Epalinges, Switzerland.
“CEO Director”	shall have the meaning ascribed to it in the Shareholders Agreement.
“cGMP”	means all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and all equivalent applicable Laws in any relevant country or region in the Territory (as defined in the License Agreement), each as may be amended and applicable from time to time.
“Clinical Proof of Concept Study”	shall have the meaning set forth in the License Agreement.
“Consent”	means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.
“Contract”	means, a contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

“Control”	means, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares, membership interests, units, profits interests, ownership interests, equity interests, registered share capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.
“ESOP”
means a share incentive plan for the benefit of officers, directors, employees, consultants, contractors or advisors to be adopted by the Company within three (3) months after the Closing, under which the maximum number of Ordinary Shares that may be reserved for issuance pursuant to options or other share incentive awards granted thereunder shall not exceed [**] percent ([**]%) of the total number of outstanding Ordinary Shares of the Company on a fully-diluted, as-converted basis as of immediately after the Closing.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

“GCP”	means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials (as defined in the License Agreement), as conducted within or outside the Territory (as defined in the License Agreement), including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable Laws in the Territory (as defined in the License Agreement), each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
“GLP”	means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent applicable Laws in the region in the Territory (as defined in the License Agreement), each as may be amended and applicable from time to time.
“Governmental Authority”	means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the People’s Republic of China, Hong Kong, Macau Special Administrative Region of the People’s Republic of China, islands of Taiwan, Singapore or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, any self-regulatory organization and the governing body of any stock exchange.
“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Law”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.
“Liabilities”	means, with respect to any Person, all debts, liabilities, obligations and commitments of such Person of any nature, whether directly or indirectly, accrued or unaccrued, absolute or contingent, known or unknown, liquidated or unliquidated, or otherwise, and whether due or to become due, including those arising under any Law, Governmental Order, legal proceeding or Contract and including all costs and expenses relating thereto.
“Lien”	means any claim, mortgage, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, title defect, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever (whether on use, voting, sale, transfer, disposition, receipt of income, or exercise of any attributes of ownership or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.
“Ordinary Shares”	means the Company’s ordinary shares of par value US$0.0001 per share, with the rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles.
“Person”	means an individual, a partnership (including a limited liability partnership), a corporation, a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a firm, a legal person, an unincorporated organization and a Governmental Authority.
“Principal Business”	means the development, registration and commercialization of Products (as defined in the License Agreement) in the Territory (as defined in the License Agreement).
“Public Official”	means any public or elected official or officer, employee (regardless of rank) or person acting on behalf of a Governmental Authority, a political party (including any political candidate), a public international organization, or an officer or employee of a state-owned enterprise.
“Representative”	means, with respect to any Person, any director, officer, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

“Subsidiary”	means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by the Company, including those hereafter formed or acquired, and, for the avoidance of doubt, the Subsidiaries shall include any variable interest entity over which the Company or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with the Company in accordance with generally accepted accounting principles applicable to the Company and any Subsidiaries of such variable interest entity.
“Transaction Documents”	means this Agreement, the Memorandum and Articles, the Shareholders Agreement, the License Agreement, the Indemnification Agreements, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.
“U.S.”	means the United States of America.
“US$”	means the lawful currency of the United States of America.
“Warranty Companies”	means the Company and the HK Company (each, a “Warranty Company”).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

In addition, the following terms shall have the meanings defined for such terms in the Sections or Exhibits set forth below:

“ABAC Laws”	Part I of Exhibit D
“ADCT”	Preamble
“Agents”	Part I of Exhibit D
“Agreement”	Preamble
“Anti-Money Laundering Laws”	Part I of Exhibit D
“Business Plan”	Section 5.1(ix)
“Claims”	Section 7.1(i)
“Closing”	Section 3.1
“Closing Cash”	Section 2.2(i)
“Closing Date”	Section 3.1
“Company”	Preamble
“Confidential Information”	Section 6.5
“Company Representations and Warranties”	Section 4.1
“Damages”	Section 7.1(i)
“Deferred Payment”	Section 3.2(iv)
“Effective Date”	Preamble
“FCPA”	Part I of Exhibit D
“HK Company”	Section 6.3
“ICC”	Section 8.2(i)
“Indemnification Agreement”	Section 3.2(ii)(c)
“Indemnified Party”	Section 7.1(i)
“Indemnifying Party”	Section 7.1(i)
“Investor” / “Investors”	Preamble
“Investor Representations and Warranties”	Section 4.2
“License Agreement”	Section 2.2(i)
“Memorandum and Articles”	Section 2.1
“Milestone Payment”	Section 6.4
“Overland”	Preamble
“Overland Consideration”	Section 2.2(i)
“Party” / “Parties”	Preamble
“Purchased Shares”	Section 2.2(i)
“Sanctions Laws”	Part I of Exhibit D
“Series A Shares”	Recital
“Shareholders Agreement”	Section 3.2(ii)(b)
“UK Bribery Act”	Part I of Exhibit D

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

EXHIBIT B
Investors

Name of Investor	Number of Series A Shares	Cash Consideration	Contribution Consideration
Overland	46,409,999	US$50,000,000 at the Closing and up to US$[**] pursuant to Section 3.2(iv)	-
ADCT	44,590,000	-	US$48,039,216*

* Shares issued as consideration for ADCT’s in-kind contribution pursuant to the License Agreement.

B-1
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

EXHIBIT C
CAPITALIZATION TABLES
Part I     Immediately prior to the Closing

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Overland	Series A Shares	1	100.00%
Total	Series A Shares	1	100.00%

Part II     Immediately after the Closing

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Overland	Series A Shares	46,410,000	[**]%
ADCT	Series A Shares	44,590,000	[**]%
ESOP (assuming reserved as of the Closing)	Ordinary Shares	[**]	[**]%
Total	/	[**]	100.00%

C-1
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

EXHIBIT D
Part I
COMPANY REPRESENTATIONS AND WARRANTIES
1    Organization, Standing and Qualification. Each Warranty Company is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization. Each Warranty Company has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.
2    Due Authorization. All actions on the part of each Warranty Company and, as applicable, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of such Warranty Company under this Agreement and the other Transaction Documents to which it is a party have been taken or will be taken prior to the Closing; and (ii) the authorization, issuance, reservation for issuance and delivery of all the Purchased Shares at the Closing have been obtained or will have been obtained prior to the Closing. Each Warranty Company has all requisite capacity, power and authority to execute and deliver this Agreement (in the case of the Company) and the other Transaction Documents to which it is a party. Each Transaction Document to which a Warranty Company is a party is a valid and binding obligation of such Warranty Company, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
3    Approvals. All Consents which are required to be obtained by each Warranty Company in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.
4    Valid Issuance. The Series A Shares, when issued, delivered and paid in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, non-assessable, and free from any Lien. Assuming the accuracy of the representations of the Investors in this Agreement, the Series A Shares will be issued in compliance with all applicable Laws.
5    Capitalization.
5.1    The Company’s capital structure as set forth on Part I of Exhibit C is complete, true and accurate immediately prior to the Closing Date.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

5.2    Other than those set forth on Part I of Exhibit C, there are no outstanding Equity Securities of the Company. All presently outstanding Equity Securities of the Company were, and the Purchased Shares will be, duly and validly issued (or subscribed for) in compliance with all applicable Laws and any preemptive rights (or similar requirements) of any Person, and are fully paid, non-assessable, and free from any Lien.
5.3    Except as contemplated in the Transaction Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company. Except as contemplated by the Shareholders Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).
6    Subsidiary. The Company is (as of the Closing Date) the sole legal and beneficial owner of one hundred percent (100%) of the issued share capital of the HK Company. The Company’s interest in the HK Company (as of the Closing Date) is directly owned, free and clear of any Lien, and no other Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the HK Company, or any component or portion thereof, or any increase or decrease in any of the foregoing.
7    No Assets or Liabilities. Each Warranty Company is a newly-formed entity with no business operations, no contractual obligations and no assets (in the case of the Company, except the HK Company). No Warranty Company has any indebtedness or liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether due or yet to become due, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Warranty Company has otherwise become directly or indirectly liable.
8    Exempt Offering. The offer and sale of the Series A Shares under this Agreement are exempt from the registration or qualification requirements of all applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Series A Shares in accordance with the Memorandum and Articles will be exempt from such registration or qualification requirements.
9    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.
9.1    Anti-Bribery and Anti-Corruption. The Company, its Affiliates and the respective directors, administrators, officers, managers, members of board of directors (supervisory and management), employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, the “Agents”) (a) are and have been in compliance with all Laws relating to anti-bribery, anti-corruption, anti-money laundering, financing of terrorism, record keeping and internal control laws, including the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended (the

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

“FCPA”), the UK Bribery Act of 2010, as amended (the “UK Bribery Act”), the relevant provisions of the Criminal Law of the PRC effective on October 1, 1997, as amended, the PRC Anti-Unfair Competition Law effective on December 1, 1993, as amended, and the Provisional Regulation on Anti-Commercial Bribery effective on November 15, 1996, as amended (collectively, the “ABAC Laws”); (b) have not (i) directly or indirectly, offered, promised, given, condoned or authorized the giving of anything of value, directly or indirectly, to: (A) any Public Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Public Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Public Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Public Official to use his or her influence with any Governmental Authority to affect or influence any official act, or (ii) made or authorized any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business; and (c) have not received notice of any allegation or request for information that would lead a reasonable Person to believe there is a high likelihood that the Company or any of its Affiliates or Agents has, directly or indirectly, (i) violated any ABAC Law, (ii) engaged in conduct described in subsection (b), (iii) made any false or fictitious entries in the books or records of the Company; or (iv) used any assets of the Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.
9.2    Sanctions. None of the Warranty Companies or any of their respective Agents is owned or Controlled by a Person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). None of the Warranty Companies or any of their respective Agents has been investigated or is being investigated or is subject to a pending or, to the knowledge of the Company, threatened investigation in relation to any Sanctions Laws by any law enforcement, regulatory or other Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in any violation of any Sanctions Laws or been debarred from bidding for any contract or business, and to the knowledge of the Company, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.
9.3    Anti-Money Laundering. The operations of the Warranty Companies are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, to the extent applicable, the applicable anti-money laundering statutes of all jurisdictions where the Warranty Companies conduct business, the rule and

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”). None of the Warranty Companies has been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of the Company, under investigation with respect to any Anti-Money Laundering Laws, and to the knowledge of the Company, no Action by or before any court, Governmental Authority or arbitrator involving any Warranty Company with respect to the Anti-Money Laundering Laws is pending or threatened.
10    No Brokers. None of the Warranty Companies has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents' fees, commissions or finders' fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Part II
INVESTOR REPRESENTATIONS AND WARRANTIES
1    Due Organization. The Investor is duly formed, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its formation or organization.
2    Authorization. The Investor has all requisite power, authority and capacity to enter into this Agreement and other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each Transaction Document to which such Investor is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, moratorium, reorganization, and other Laws of general application affecting the enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3    Consents and Filings. All Consents which are required to be obtained by the Investor in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.
4    Restricted Securities. The Investor understands that the Purchased Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein. The Investor understands that the Purchased Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Investor must hold the Purchased Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
5    Legend. The Investor understands that the Purchased Shares, and any Equity Securities issued in respect of or exchange for the Purchased Shares may bear the following legend: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OF THE UNITED STATES, AS AMENDED. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

6    Purchase for Own Account. The Purchased Shares are acquired for the Investor’s own account or the account of one or more of such Investor's Affiliates, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.
7    Accredited Investor. The Investor (a) is an “accredited investor” as such term is defined in Rule 501 under the Act, or (b) is not a “U.S. person” and is located outside of the “United States”, as such terms are defined in Rule 902 of Regulation S under the Act.
8    Internal Policies. Overland has adopted and implemented each of the following internal policies: (i) a code of conduct governing appropriate workplace behavior, (ii) anti-corruption and anti-money-laundering policies prohibiting actions by directors, management, officers, contractors and strategic suppliers or partners from violation of applicable anti-corruption, anti-bribery or anti-money-laundering laws, (iii) conducting regular checks against sanction, corruption and money laundering lists for employees, contractors and strategic suppliers/partners, as appropriate, and (iv) policies prohibiting use of child labor and supporting human rights (the term “human rights” provided herein refers to those rights recognized in the United Nations’ Universal Declaration of Human Rights). Overland provides regular trainings to its directors, management, employees in terms of each of the above policies no less than once a year.
9    Quality Control. The Investor has adopted and implemented reasonable and appropriate standard operating procedures for GCP, GLP and cGMP compliance governing the quality and safety control of its products and services under applicable Laws and regulations.
10    Compliance. The Investor has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Shares, any transactions contemplated hereunder or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other Consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Shares.
11.    Anti-Bribery and Anti-Corruption. In connection with activities relating to the Warranty Companies and the matters contemplated by this Agreement, the Investor and each of its Agents (a) has complied and is in compliance with all ABAC Laws; and (b) has not (i) directly or indirectly, offered, promised, given, condoned or authorized the giving of anything of value, directly or indirectly, to: (A) any Public Official or (B) to any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Public Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Public Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Public Official to use his or her influence with any Governmental Authority to affect or influence any official act, or (ii) made or authorized any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

EXHIBIT E
FORMS
[Exhibit E has been omitted pursuant to Item 601(a)(5) of Regulation S-K. ADC Therapeutics SA undertakes to provide a copy of the omitted exhibit to the Securities and Exchange Commission or its staff upon request.]
E-1
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.